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CONTACTS:

Jeff Young                          -- or --                 Caryn Converse
617-250-3913                                                 617-250-4661
jyoung@akamai.com                                            converse@akamai.com
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              AKAMAI TECHNOLOGIES, INC. ANNOUNCES PRICING OF $250
                   MILLION IN CONVERTIBLE SUBORDINATED NOTES

CAMBRIDGE, MA, JUNE 15, 2000 -- Akamai Technologies, Inc. (NASDAQ: AKAM) today announced the pricing of its private placement of $250 million 5.50% Convertible Subordinated Notes due 2007. The notes will be issued at 100% of the principal amount. The offering is expected to close on June 20, 2000.

The offering is being made to qualified institutional buyers. The notes, due July 1, 2007, are convertible into shares of Akamai common stock at any time at a conversion price of $115.47. The convertible notes accrue interest that will be payable semiannually.

Akamai has granted the initial purchasers of the convertible notes an option to purchase up to an additional $50 million principal amount of notes to cover over-allotments, if any.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT AKAMAI

Akamai is the foremost provider of global, high performance services for the delivery of Internet content, streaming media, and applications, serving over 1,000 customers. Akamai has the broadest deployment of servers for content, streaming media, and applications delivery with more than 4,000 servers in over 45 countries directly connected to more than 160 different telecommunications networks. Akamai (pronounced AH kuh my) is Hawaiian for intelligent, clever and cool.

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AKAMAI STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the dependence on Akamai's Internet content delivery service, a failure of its network infrastructure, the complexity of its service and the networks on which the service is deployed, the failure to obtain access to transmission capacity and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.